UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ONE Gas, Inc.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

15 East Fifth Street

Tulsa, OK 74103

918-947-7000 • onegas.com

May 1, 2024

Dear Fellow Shareholder:

We have previously provided you proxy materials for the ONE Gas, Inc. Annual Meeting of Shareholders to be held on May 23, 2024, at 9:00 a.m. CDT in a virtual-only meeting format with no physical location. Information on how to virtually attend and participate in the annual meeting is provided under “About the 2024 Annual Meeting” in the proxy statement at www.proxydocs.com/ogs. You will not be able to attend the 2024 Annual Meeting in person.

According to our latest records we have not yet received your vote. The Annual Meeting is now only a short time away and your vote is important. In the event that your proxy materials have been misplaced, we are enclosing for your use a duplicate Voting Instruction Form and return envelope.

Please follow the telephone or internet voting instructions on your Voting Instruction Form or sign and date the enclosed Voting Instruction Form and vote your shares today. In the event that two voting forms are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior votes.

If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on certain proposals unless your broker receives your specific instructions.

Your board of directors recommends that you vote:

(1)	FOR the election of seven director nominees named in the proxy statement to serve on our board for a one-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

(3)	FOR the advisory proposal to approve our executive compensation.

Thank you for voting and for your continued support.

Sincerely,

John W. Gibson,

Chairman of the Board